Exhibit 99.1

CenturyLink Announces Successful Early Tender Results

MONROE, La., May 30, 2019 — CenturyLink, Inc. (NYSE: CTL) (the “Company” or “CenturyLink”) announced today the results to date of its previously announced cash tender offers (the “Tender Offers”) for the debt securities of the Company and certain of its subsidiaries as identified in the table below (collectively, the “Notes”). According to information received from Global Bondholder Services Corporation, the tender agent and information agent for the Tender Offers, the table below sets forth the approximate aggregate principal amount of each series of Notes that were validly tendered (with Consents (as defined below), that were validly delivered, if applicable) and not validly withdrawn (or Consent revoked) on or prior to 5:00 p.m., New York City time, on May 29, 2019 (such date and time, the “Early Tender Date”).

Issuer and Title of Notes	CUSIP Number(s) (1)	Aggregate Principal Amount Outstanding Prior to Tender Offers	Aggregate Principal Amount of Notes Tendered as of the Early Tender Date(2)		Acceptance Priority Level	Tender Offer Consideration (3)	Early Tender Premium (3)	Total Consideration (3)(4)
Qwest Capital Funding, Inc. 7.750% Notes due 2031 (the “2031 Notes”)	74913EAJ9 74913EAG5 U74902AD6	$241,885,000	$99,462,000	(5)	1	$900.00	$30.00	$930.00
Qwest Capital Funding, Inc. 6.875% Notes due 2028 (the “2028 Notes”)	912912AQ5	$278,920,000	$166,592,000	(5)	2	$895.00	$30.00	$925.00
CenturyLink, Inc. 7.600% Series P Notes due 2039 (the “2039 Notes”)	156700AM8	$729,792,000	$188,892,000	(5)	3	$855.00	$30.00	$885.00
CenturyLink, Inc. 7.650% Series U Notes due 2042 (the “2042 Notes”)	156700AT3	$605,267,000	$122,802,000	(5)	4	$855.00	$30.00	$885.00
Centel Capital Corporation 9.000% Notes due 2019* (the “Centel Notes”)	15133KAC7	$150,000,000	$1,735,000		5	$970.00	$30.00	$1,000.00
CenturyLink, Inc. 6.150% Series Q Notes due 2019* (the “2019 Notes”)	156700AN6	$250,000,000	$62,579,000		6	$978.75	$30.00	$1,008.75

*	The Centel Notes and the 2019 Notes are not subject to a related Consent Solicitation (as defined below).
(1)	No representation is made as to the correctness or accuracy of the CUSIP numbers. They are provided solely for the convenience of holders of the Notes.
(2)	Certain Notes tendered have not been accepted, as described below.
(3)

Per $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase by the Company. Excludes Accrued Interest (as defined in the Offer to Purchase and Consent Solicitation), which will be paid on Notes accepted for purchase as described below.

(4)

Includes the Early Tender Premium of $30 per $1,000 principal amount of Notes validly tendered prior to the Early Tender Date (as defined below) (and not validly withdrawn) and accepted for purchase by the Company.

(5)	Notes tendered included the related Consents. The Requisite Consent (as defined below) was received for the 2028 Notes, but has not been obtained for the 2031 Notes, 2039 Notes or 2042 Notes.

The “Aggregate Purchase Price” refers to the aggregate amount that all holders of Notes are entitled to receive, excluding Accrued Interest, for their Notes that are validly tendered and accepted for purchase by the Company in connection with the Tender Offers.

Because the aggregate principal amount of the Notes tendered at or prior to the Early Tender Date would result in an Aggregate Purchase Price that exceeds $525,000,000 (subject to increase or decrease by the Company, the “Aggregate Maximum Tender Amount”), the Notes that were validly tendered and not validly withdrawn at or prior to the Early Tender Date will be prorated and accepted for purchase, and the Company will not accept for purchase any additional Notes tendered after the Early Tender Date, unless the Company elects to amend the terms of the Tender Offers and Consent Solicitations in its sole discretion, subject to applicable law. Subject to the satisfaction or waiver of all remaining conditions to the Tender Offers described in the Offer to Purchase and Consent Solicitation having been either satisfied or waived by the Company, the Company expects to accept tenders of (i) all 2031 Notes, (ii) all 2028 Notes, (iii) all 2039 Notes, (iv) all 2042 Notes, (v) all Centel Notes and (vi) 2019 Notes based on a proration factor of approximately 1.3%.

Notes will be purchased on the “Early Settlement Date,” which is currently expected to occur on May 31, 2019.

In conjunction with the Tender Offers for each of the 2031 Notes, the 2028 Notes, the 2039 Notes and the 2042 Notes, the Company also announced the results to date for its previously announced solicitations (each a “Consent Solicitation” and, collectively, the “Consent Solicitations”) of consents (each a “Consent” and, collectively, the “Consents”) from holders of certain series of Notes, on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement and the accompanying Letter of Transmittal and Consent, to amend certain provisions (the “Proposed Amendments”) of the indenture of Qwest Capital Funding, Inc. (“QCF”), dated as of June 29, 1998 (as supplemented, the “1998 Indenture”) or the indenture of the Company, dated as of March 31, 1994 (as supplemented, the “1994 Indenture”), under which the applicable series of Notes were issued (each, an “Indenture” and, collectively, the “Indentures”). The requisite consents to effect the Proposed Amendments (the “Requisite Consents”), as described in the Offer to Purchase and Consent Solicitation, were received with respect to the 2028 Notes; however, the Requisite Consents have not been obtained with respect to the 2031 Notes, the 2039 Notes or the 2042 Notes. Accordingly, the Company expects that on or promptly after the Early Settlement Date, QCF, the relevant guarantor and the applicable trustee will execute and deliver a supplement to the 1998 Indenture (the “Supplemental Indenture”) with respect to the Proposed Amendments. The Proposed Amendments will amend the 1998 Indenture with respect to the 2028 Notes to, among other things, eliminate substantially all of the restrictive covenants and certain events of default and modify certain notice requirements for redemption of the applicable series of Notes.

The Supplemental Indenture will become effective upon execution, but will provide that the Proposed Amendments will not become operative unless the Company accepts the 2028 Notes satisfying the Requisite Consent required for purchase in the applicable Tender Offer.

The Tender Offers and the Consent Solicitations will expire at midnight, New York City time, at the end of the day on June 12, 2019, unless extended by the Company with respect to any Tender Offer (such date and time, as it may be extended, the “Expiration Date”) or earlier terminated. No tenders of Notes or deliveries of related Consents submitted after the Expiration Date will be valid. The deadline for holders to validly withdraw tenders of Notes (or revoke Consents) has passed. Accordingly, Notes that were already tendered (with Consents that were delivered, if applicable) at or before the Early Tender Date may not be withdrawn or revoked, except in certain limited circumstances where additional withdrawal or revocation rights are required by law.

The Company retained Citigroup Global Markets Inc., BofA Merrill Lynch, J.P. Morgan Securities LLC and RBC Capital Markets, LLC to act as the dealer managers for the Tender Offers and the solicitation agents for the Consent Solicitations. Questions and requests for assistance regarding the terms of the Tender Offers and the Consent Solicitations should be directed to Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect), BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 386-6026 (collect), J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-6950 (collect) or RBC Capital Markets, LLC at (877) 381-2099 (toll-free) or (212) 618-7843 (collect). Requests for copies of the Offer to Purchase and Consent Solicitation and other documents relating to the Tender Offers and the

Consent Solicitations may be directed to Global Bondholder Services Corporation, the tender agent and information agent for the Tender Offers, at (212) 430-3774 (for banks and brokers only) or (866) 924-2200 (toll-free) (for all others) or contact@gbsc-usa.com.

None of the Company, its boards of directors or directors, the dealer managers and solicitation agents, the tender agent and information agent or the trustees with respect to the Notes or any of the Company’s affiliates is making any recommendation as to whether holders should tender any Notes in response to the Tender Offers or deliver any Consents pursuant to the Consent Solicitations, and no one has been authorized by any of them to make such a recommendation. Holders must make their own independent decision as to whether to tender their Notes and, if applicable, to deliver their Consents, and, if so, the principal amount of Notes as to which action is to be taken.

The Tender Offers and the Consent Solicitations are only being made pursuant to the Offer to Purchase and Consent Solicitation and the accompanying Letter of Transmittal and Consent. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes in the Tender Offers. The Tender Offers and the Consent Solicitations are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers and the Consent Solicitations are required to be made by a licensed broker or dealer, the Tender Offers and the Consent Solicitations will be deemed to be made on behalf of the Company by the dealer managers and solicitation agents, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

The Company reserves the right, subject to applicable law, with respect to any or all of the Tender Offers and/or the Consent Solicitations, as applicable, to (a) waive in whole or in part any or all conditions to the Tender Offers and Consent Solicitations, as applicable; (b) delay the acceptance for purchase of any Notes or delay the purchase of any Notes; or (c) otherwise modify or terminate any Tender Offer with respect to one or more series of Notes and/or the Consent Solicitations, as applicable.

About CenturyLink

CenturyLink (NYSE: CTL) is the second largest U.S. communications provider to global enterprise customers. With customers in more than 60 countries and an intense focus on the customer experience, CenturyLink strives to be the world’s best networking company by solving customers’ increased demand for reliable and secure connections. The company also serves as its customers’ trusted partner, helping them manage increased network and IT complexity and providing managed network and cyber security solutions that help protect their business.

Forward Looking Statements

Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” and similar expressions are forward-looking statements. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: our ability to consummate the tender offers and consent solicitations; corporate developments that could preclude, impair or delay the aforementioned transactions due to restrictions under the federal securities laws; changes in the credit ratings of CenturyLink; changes in our cash requirements, financial position, financing plans or investment plans; changes in general market, economic, tax, regulatory or industry conditions; and other risks referenced from time to time in our filings with the U.S. Securities and Exchange Commission (“SEC”). For all the reasons set forth above and in our SEC filings, you are cautioned not to unduly rely upon our forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise. Furthermore, any information about our intentions contained in any of our forward-looking statements reflects our intentions as of the date of such forward-looking statement, and is based upon, among other things, existing regulatory, technological, industry, competitive, economic and market conditions, and our assumptions as of such date. We may change our intentions, strategies or plans (including our plans expressed herein) without notice at any time and for any reason.

Media Relations Contact:	Investor Relations Contact:
D. Nikki Wheeler Nikki.Wheeler@CenturyLink.com	Mark Stoutenberg Mark.Stoutenberg@CenturyLink.com
+1 720-888-0560	+1 720-888-1662

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